Competitive Technologies Names Ian Rhodes, CPA As New Chief Financial Officer

PR Newswire

FAIRFIELD, Conn., May 22, 2014

FAIRFIELD, Conn., May 22, 2014 /PRNewswire/-- Competitive Technologies, Inc., (OTCQX: CTTC) (CTI), today announced the hiring of Ian Rhodes, CPA, with full responsibility for managing the financial and accounting duties for the Company. Mr. Rhodes will join the executive management team and lead Competitive Technologies' finance and accounting operations from the company's headquarters in Fairfield, CT.

"Ian brings accounting and financial expertise with superior skills in corporate operations and control improvement," said Competitive Technologies President & CEO Conrad Mir. "We strongly believe he can assist in the successful implementation of CTI's corporate reengineering plan and Management's effort to increase shareholder value. He will be a great addition to the team."

Prior to joining CTI, Mr. Rhodes served as vice president, chief accounting officer and treasurer with Arch Capital in White Plains, NY, where he spearheaded Arch's International Financial Reporting Standards (IFRS) implementation efforts and subsequently provided oversight of SEC and GAAP technical accounting matters. Earlier, Mr. Rhodes served as senior audit manager for PricewaterhouseCoopers LLP in NYC and Los Angeles. In that capacity, he was lead manager for one of the three New York Insurance Practice teams, assisting practice leaders to set practice direction, deploy resources and address other practice matters. He managed teams of more than 20 professionals across multiple locations.

Mr. Rhodes has a Bachelor of Science degree in Business Administration from Seton Hall University.

About the Company

Competitive Technologies Inc., the pain mitigation company, develops and commercializes innovative wound and pain management products and technologies. CTI holds the 510k clearance on its flagship product, the non-invasive Calmare® Pain Therapy Device, which grants it an exclusive right to sell, market, research and develop the medical device. The Company is the exclusive licensed global distributor of Calmare.

Forward-Looking Statement

Certain statements contained in this press release are forward-looking statements that involve risks and uncertainties. The statements contained herein that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements deal with the Company's current plans, intentions, beliefs and expectations and statements of future economic performance. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from what is currently anticipated. Factors that could cause or contribute to such differences include those discussed from time to time in reports filed by the Company with the Securities and Exchange Commission. The Company cannot guarantee its future results, levels of activity, performance or achievements.

Contacts:
Competitive Technologies, Inc.	JV Public Relations
Conrad Mir	Janet Vasquez
President and CEO	Managing Director
cmir@competitivetech.net	jvasquez@jvprny.com
973.798.8882	212.645.5498

www.competitivetech.net

SOURCE Competitive Technologies, Inc.

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